Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

Annual golf outing, Aug.21:

RFA President scheduled at GGE PAC event

Renewable Fuels Association President Bob Dineen is slated to be the keynote speaker for the annual Friends of Ethanol golf outing and dinner to support the GGE PAC.

The event will be Monday, Aug. 21, at Cedar Ridge 18-hole golf course, 2147 Underwood Ave., Charles City, Iowa. Registration will begin at 12:15 p.m. with a shotgun start at 1pm .

Social hour that evening will begin at 5 p.m., followed by the 6 p.m. fundraiser auction and a prime rib dinner catered by Frederika Locker.

Prices for the day's activities are the same as in previous years: $75 for golf and meal, or $25 for the meal only. Please RSVP by Aug. 15 to the GGE office at 641.423.8525 or info@ggecorn.com.

As the ethanol industry's lead lobbyist before the Congress and Administration, Dineen has been instrumental in advancing policies that protect the environment, strengthen the U.S. economy, and promote energy independence. Since 2008, Bob has repeatedly been recognized as a "top lobbyist" by Capitol Hill's must-read newspaper, The Hill.

Prior to joining RFA, Bob worked in the U.S. Congress for various Representatives and congressional committees.


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E-15 & racing


PROVEN PERFORMANCE ON AND OFF THE TRACK.
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Partnering to promote ethanol

The signs shown, along with others promoting E-15, are debuting this summer at the Mason City Motor Speedway as the beginning of a partnership with the speedway to promote ethanol and E-15 use in Northern Iowa.

Speedway promoter and marketing director Scott Miller says that he is a strong proponent of ethanol and the RFS for its impact on the agricultural economy and the environment, and that promoting the high-octane fuel option is a natural fit for the area's stock car track.

Signage at the track is just the start of a partnership that can both promote ethanol and bring new fans out to the races. Watch for promotions to get into races free with a receipt showing the purchase an ethanol blend of E-15, E-30 or E-85.

Distribution returns $0.50/unit to members

On May 15, 2017, the board of directors declared a cash distribution of $0.50 per membership unit to the holders of Class A and Class B units of record at the close of business on that date for a total distribution of $9,936,500. The distribution will be recorded in the Company's third quarter financial statements for the 2017 fiscal year and was paid to members on June 9, 2017. This distribution brings total distributions paid in GGE's 12.5 year operating history to $8.95 per unit or an average of $0.72/year.



Ups & downs positive for Q2

GGE recently completed its second fiscal quarter of 2017, and although there are similar numbers on the income statement there are also vast differences in the details of 2017 compared to the same periods of 2016.

The average ethanol price is up 12 percent in 2017 compared to 2016, but the average price of DDGs is down 13 percent. The average price we paid for corn in 2017 is 3 percent less than the average corn price for 2016. The average price of natural gas is 33 percent higher in 2017.

All these ups and downs resulted in 2017 net income for the first half of 2017 over 2.5 times that of the first half of 2016.

At GGE we continue to look for ways, however small or large, to improve profitability. Over the last 6 months our grains department has mastered loading approximately 7 percent more tons of DDGs on each rail car than in the past. This has improved our profitability by approximately $650,000 in six months!

The balance sheet continues to be solid as a rock. We have spent approximately $4 million on capital expenditures this year, primarily for a new cooling tower.

It appears that the last half of 2017 will not mirror the strong results of the last half of 2016. Ethanol continues to be in position of over supply as we hit the summer months when the vapor pressure regulations are not favorable to ethanol usage. As more and more fuel stations start offering higher blends of ethanol please do your part by seeking out these pumps and encourage your friends and neighbors to do the same.

The complete 10-Q for second quarter can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	April 30, 2017	October 31, 2016
Current Assets	$ 49,445,617	$ 48,098,413
Total Assets	$ 140,510,041	$ 140,763,906
Current Liabilities	$ 8,181,160	$ 9,237,168
Long-term liabilities	$ 453,707	$ 449,066
Members Equity	$ 131,875,174	$ 131,077,672
Book Value per Unit	$ 6.64	$ 6.60

INCOME STATEMENT	Three Months Ended 4/30/2017	Three Months Ended 4/30/2016	Six Months Ended 4/30/2017	Six Months Ended 4/30/2016
Revenues	$ 50,960,556	$ 51,518,991	$ 107,024,105	$ 100,292,114
Gross Profit	$ 3,930,146	$ 1,621,069	$ 12,843,743	$ 3,574,828
Equity in Net Income from Investments	$ 1,395,312	$ 1,486,556	$ 4,594,663	$ 3,853,624
Net Income	$ 4,742,720	$ 2,404,294	$15,702,252	$5,821,629
Net Income per Unit	$ 0.24	$ 0.12	$ 0.79	$ 0.29
Distribution Paid	$--	$--	$ 0.75	$0.70

New efficiencies in place following May shutdown

On behalf of all of the leadership at Golden Grain Energy, I want to recognize and thank our staff and more than 100 outside contractors who were on-site during our 9-day May maintenance shutdown for a safely-executed turnaround.

The rainy weather led to soggy challenges specifically in repacking of the sieve beads. We needed 24 hours of rain free weather in order to keep them dry. The tie-in of the new equipment and cooling tower went smoothly. As we continue to lineout the operation of the plant post-shutdown we begin preparing for the maintenance shutdown of 2018.

—Chad Kuhlers, COO

Looking for higher ethanol blends?

Visit www.getethanol.com to find retail locations that offer E-15, E-30 or E-85.

ACE outlines ethanol priorities to EPA on reg reform agenda

The American Coalition for Ethanol (ACE) submitted a public comment focused on its ethanol priorities soon after the Environmental Protection Agency formally began seeking input on existing regulations to be reviewed by its Regulatory Reform Task Force. The Task Force was formed to evaluate existing regulations and make recommendations regarding those that can be repealed, replaced and modified to make them less burdensome.

The following recommendations were made to EPA in ACE's comments:

- Allow Reid vapor pressure (RVP) relief to E15 and higher ethanol blends.
- Update the lifecycle analysis of corn ethanol.
- Modify EPA's mistaken interpretation of Section 211(f) of the Clean Air Act, because it currently limits the concentration of ethanol in fuel without cause.
- Streamline the approval process for high-octane fuels such as E25-40 blends.
- Adjust fuel economy (CAFE) compliance to allow flex fuel vehicles to utilize the same incentives that are provided to other alternative fuel vehicles.
- Discontinue use of the MOVES2014 emissions model until a new emissions study based on real-world test fuels and methods is conducted.

For more ACE news items, visit our website at https://ethanol.org/news/news/.

Prime the Pump shares E-15 news

Golden Grain Energy continues to support the ethanol industry's Prime the Pump campaign, to increase demand by encouraging and assisting retailers to invest in infrastructure such as blender pumps that enable the sale of higher ethanol blends. While American drivers recently crossed the 1 billion miles mark for miles driven on E-15, even greater adoption of E-15 could drive 6-7 billion gallons of new ethanol demand, resulting in more than 2 billion bushels of new corn demand.

Prime the Pump is focusing on reaching high volume/high profile retailers to increase the visibility and availability of higher blend ethanol fuels. In our area, Kwik Trip/Kwik Star has recently joined a growing list of retailers that includes Kum & Go and locally-owned retailers such as K&H Coop, Five Star, Cresco Faststop, and Fredericksburg Coop amongst others.

Growing exports essential for ethanol

Ethanol exports for the first four months of 2017 totaled nearly 475 million gallons, which is slightly ahead of analysts expected pace of 1.2 billion gallons for the year. The chart at right highlights the aggressive pace of exports from the US to world destinations to date. Top destinations for 2017 ethanol exports from the US are Brazil, Canada, and India.

The industry will likely continue to rely on the export market to support prices as ethanol production continues to outpace domestic demand as shown in the chart at bottom. Ethanol producers continue to gain efficiency by squeezing more ethanol from a bushel of corn due to improvements in yeast and enzyme technology. Extra gallons from improved production efficiency and new gallons from plant expansions are expected to increase industry production in the future. Export markets will likely continue to be important to industry financial health until higher blends of ethanol gain acceptance in the domestic market.

—Curt Strong,
Executive Vice President & Commodity Manager


2017 US Ethanol Exports to World
Millions Gallons
2017
2016
JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC
2017 Total of 474,784,423


Ethanol Production and Blend Use (mg/d)
Production
Blend

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Join ACE for 30th Annual Conference

Coming up Aug. 15-17, the American Coalition for Ethanol will host its 30th annual conference in Omaha, Nebraska. The conference is open to all who would like to attend. This year's theme, ***Tested. Proven. Driven.***, aptly describes the people of ACE and the ethanol industry. Highlight discussions will include: Retail-Ethanol's Point of Opportunity; Shifting to High-Octane Fuel; Global Tailwinds and Headwinds; and Tax Reform-Opportunities and Challenges for the Ethanol Industry. Many breakout sessions have also been determined, including a track specifically for ethanol plant boards of directors covering roles and responsibilities, succession planning and retention, and risk management. For more agenda details and to register for the event, visit our website at https://ethanol.org/events/conference/.

Golden Grain Energy, LLC

Board of Directors
Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Jerry Calease
Marion Cagley
Dave Reinhart
Leslie Hansen
Duane Lynch
Roger Shaffer

Management Team
Curt Strong, Executive Vice President & Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.